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                                                                   EXHIBIT 10(e)

                                   SCHEDULE I

         On February 28, 2003, February 11, 2002 and February 9, 2001, respectively, the Board granted Mr. Ortino 175,000, 155,000 and 122,000 options to purchase shares. Of this amount, options for 100,000 shares each year were granted under the Company's Stock Option Plan approved by shareholders and the remaining options were approved and granted by the Board from available treasury shares. The options granted in 2003 have an exercise price of $21.26, the options granted in 2002 have an exercise price of $25.50 and the options granted in 2001 have an exercise price of $23.60. All three grants have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date.

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